Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 033-88414, 333-33173, 333-87070 and 333-64464) of The Cheesecake Factory Incorporated of our report dated February 21, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement described in Note 1, as to which the date is December 4, 2006, relating to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

PRICEWATERHOUSE COOPERS LLP

Los Angeles, California

December 8, 2006